[DESCRIPTION] Accountant Letter

                           Porter Keadle Moore, LLP

                              February 9, 2001

Securities Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

     Re:  Uptown Restaurant Group, Inc.
          File No. 333-32260

Dear Sir or Madam:

     We have read the disclosures included under the caption "Changes in and Disagreements with Accountants" in Part I of the Sixth Amendment to Form SB-2 of Uptown Restaurant Group, Inc. to be filed on or about February 9, 2001, and agree with the statements contained therein.

                         Very truly yours,

                         /s/ Porter Keadle Moore, LLP